Exhibit (k)(2)

FORM OF EXPENSE REIMBURSEMENT AGREEMENT

iCapital Fund Advisors LLC

60 East 42nd Street

New York, New York 10165

As of [ ], 2026

Key Multi Alternatives Solutions Fund

60 East 42nd Street

New York, New York 10165

Re:	Expense Reimbursement Agreement

Ladies and Gentlemen:

iCapital Fund Advisors LLC (the “Adviser”) and Key Multi Alternatives Solutions Fund (the “Fund”) wish to enter into this Expense Reimbursement Agreement, dated as of the date first set forth above (this “Agreement”) to document the agreement between the Adviser and the Fund whereby the Adviser will reimburse the Fund for certain fees and expenses of the Fund as detailed in Section 1 below.

Reference is made to the following related agreements: (i) the Investment Management Agreement, dated as of [ ], 2026, by and between the Fund and the Adviser (the “Advisory Agreement”); (ii) the Management Fee Waiver Agreement, dated as of [ ], 2026, by and between the Fund and the Adviser (the “Fee Waiver Agreement”); (iii) the Fund Administration Support Agreement, dated as of [ ], 2026, by and between the Fund and iCapital Admin Agent LLC (the “Admin Agent,” and such agreement, the “Administrative Support Agreement”); and (iv) certain tri-party administrative support agreements executed or to be executed by and among the Fund, the Admin Agent, and investment managers or general partners of certain underlying funds in which the Fund invests (the “Tri-Party Administrative Support Agreements”).

Accordingly, the Adviser and the Fund agree as follows:

1.	Expense Reimbursement.

(a)

For the period from the Fund’s commencement of investment operations and ending on the one-year anniversary thereof, together with any successive one-year renewal term pursuant to Section 2 hereof (the “Reimbursement Period”), subject to the terms hereof, the Adviser agrees that it will, with respect to the relevant month, pay, absorb or reimburse the Fund’s Management Fee (as such term is defined in the Advisory Agreement) and the other operating expenses of the Fund (“Other Expenses”) as reflected in the “Other Expenses” row of the fee table set forth in the Fund’s registration statement on Form N-2 (File No. 811-24188) (the “Registration Statement”) in an aggregate amount equal to the lesser of (i) the Management Fee and Other Expenses actually incurred by the Fund for such month (determined without giving effect to any Administrative Support Payments (as defined below)), and (ii) 0.90% per annum (prorated for such month) of the net assets of the Fund as of the close of business on the last business day of the applicable month, without taking into account any repurchase of shares to be effected as of the end of the month (such amount for the relevant month or other applicable calculation period, determined before giving effect to Administrative Support Payment (as defined below), the “Expense Reimbursement Amount”). The Fund shall bear any Management Fee and Other Expenses for such month in excess of the Expense Reimbursement Amount. For the avoidance of doubt, the distribution and servicing fee payable pursuant to the Fund’s Distribution and Service Plan shall not be included in the calculation of the Expense Reimbursement Amount. For purposes of this Agreement, the “Management Fee” shall mean the Management Fee as defined in the Advisory Agreement, as reduced pursuant to the Fee Waiver Agreement during the period in which the fee waiver is in effect.

(b)

For each month within the Reimbursement Period, the Adviser and/or an affiliate shall directly reimburse the Fund in the Expense Reimbursement Amount, as reduced by Administrative Support Payments pursuant to Section 1(c). For purposes of this Agreement, the month-end value of the Fund’s net assets will be determined in a manner consistent with the Registration Statement.

(c)

Any expense reimbursement payments received by the Admin Agent pursuant to the Tri-Party Administrative Support Agreements (such payments, “Administrative Support Payments”) with respect to any month or applicable period will be applied to reduce the Expense Reimbursement Amount for such month or other applicable period (but not below $0). For the avoidance of doubt: (i) the Expense Reimbursement Amount shall first be determined pursuant to Section 1(a) without giving effect to any Administrative Support Payments, which shall thereafter be applied to reduce such Expense Reimbursement Amount; and (ii) Administrative Support Payments shall not be applied to reduce the Management Fee or Other Expenses for purposes of determining the Expense Reimbursement Amont. Any Administrative Support Payments remaining after the Expense Reimbursement Amount for such month or other applicable period has been reduced to $0 will be carried forward and applied to reduce the Expense Reimbursement Amount for subsequent months or other applicable periods (but not below $0). For the avoidance of doubt, the Adviser is not obligated to make any reimbursement or other comparable payment, or absorb any expense, in excess of the Expense Reimbursement Amount (as reduced by Administrative Support Payments pursuant to this Section 1(c)). The Adviser may, however, determine to make a reimbursement or other comparable payment, or absorb expenses, in excess of such amount in its sole discretion (a “Voluntary Reimbursement Payment”).

(d)

The Adviser may recoup expenses paid, absorbed or reimbursed pursuant to this Agreement, including any Voluntary Reimbursement Payment, for a period of three years from the date on which such amounts were paid absorbed or reimbursed, provided that such amounts recouped do not cause the Fund to bear Management Fees and Other Expenses (after giving effect to any Administrative Support Payments applied to reduce the Expense Reimbursement Amount pursuant to Section 1(c)) in excess of the amount borne at the time such expenses were paid, absorbed or reimbursed. The amount the Adviser pays, absorbs or reimburses may be effected by one or more customary operational methods as elected by the Adviser, and shall be administered by the Fund in a manner consistent with the Fund’s books and records, accounting and payment procedures, the Registration Statement and applicable law. For the avoidance of doubt, amounts waived by the Adviser pursuant to the Fee Waiver Agreement shall not constitute expenses paid, absorbed, or reimbursed pursuant to this Agreement and shall not be eligible for recoupment hereunder.

2.

Term. This Agreement will remain in effect throughout the Reimbursement Period, unless terminated by the Fund’s Board of Trustees upon thirty (30) days’ written notice to the Adviser. This Agreement may be renewed by the mutual agreement of the Adviser and the Fund for successive terms. Unless so renewed, this Agreement will terminate automatically at the end of the Reimbursement Period. This Agreement will also terminate automatically upon the termination of the Advisory Agreement unless a new investment advisory agreement with the Adviser (or with an affiliate under common control with the Adviser) becomes effective upon such termination. Sections 1(d) and 4 of this Agreement shall survive any termination of this Agreement.

3.

Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

4.

Construction and Forum. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

5.

Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

6.

Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

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iCAPITAL FUND ADVISORS LLC

By:
Name:
Title:

Accepted and Agreed:

KEY MULTI ALTERNATIVES SOLUTIONS FUND

By:
Name:
Title:

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